Exhibit 99.1

ARES COMMERCIAL REAL ESTATE CORPORATION ISSUES LETTER TO STAKEHOLDERS

Confirms $0.33 per Share First Quarter 2020 Cash Dividend Payable on April 15, 2020

Loan Portfolio Comprised of 95% Senior Loans Primarily in Multifamily, Office and Industrial Properties

Diverse Funding Sources with No Spread-Based Margin Calls

Hotel Loans Financed Across Multiple Credit Facilities with Diverse Collateral

NEW YORK-April 7, 2020 -- Ares Commercial Real Estate Corporation (“ACRE” or the “Company”) (NYSE:ACRE) issued a letter today to stakeholders.

Dear Fellow Stakeholders,

On behalf of the ACRE leadership team, we hope this letter finds you, your families and your colleagues healthy and safe during these challenging times. Following the outbreak of COVID-19 and its impact on our economy and our business, we want to assure our stakeholders that our manager’s highly experienced senior team and dedicated employees are fully operational during the ongoing disruption. Over the past few weeks, we have been in constant and constructive dialogue with our borrowers and our financing partners. While it is too early to quantify the potential impacts of COVID-19 on ACRE, we want to assure you that the management team is intensely focused on protecting stakeholder value.

We have historically managed our liquidity through a combination of cash, equity offerings (including our most recent equity raise of $73 million in net proceeds in January 2020) and access to a diverse number of credit facilities with numerous major money center financial institutions. Our external manager, a subsidiary of Ares Management Corporation (“Ares”), has significant and longstanding relationships with each of our financing partners that we believe are beneficial to ACRE. In addition, none of our financing facilities allow margin calls to be made based upon changes in market borrowing spreads and ACRE continues to match-fund its assets and liabilities, where our liabilities have maturities that are equal to or beyond the term of our assets.

As of March 31, 2020, our portfolio is 95% in senior loans and includes 53 loans collateralized by diverse property segments. The majority of our portfolio is collateralized by multifamily, office and industrial properties. Our hotel exposure is limited to six senior loans secured by nationally branded properties or portfolios of properties totaling approximately $268 million, or approximately 14% of our total loan portfolio based on outstanding principal balance. (1)

Consistent with our established practice of diversifying our credit sources, we have strategically financed our senior hotel loans across multiple facilities. For example, three of these senior hotel loans are financed within our FL-3 securitization, which has no “mark-to-market” limitations. The remaining three senior hotel loans are each individually financed with three separate credit facility providers where the majority of the collateral loans securing each of these three credit facilities are backed by non-hotel assets. In addition, we have no loans collateralized by retail shopping centers and we do not own any residential or commercial mortgage-backed securities.

On February 20, 2020, our Board of Directors declared a first quarter dividend of $0.33 per share payable on April 15, 2020, to stockholders of record as of March 31, 2020, and we confirm that we will pay this dividend in cash on the scheduled date.

ACRE is managed by a highly experienced senior management team and dedicated employees from Ares, a leading global alternative investment manager with $149 billion in assets under management as of December 31, 2019. Ares has successfully operated through difficult cycles before and maintains a strong long-term track record of growth. We continue to believe that ACRE’s ability to navigate through this situation is meaningfully enhanced by the resources, relationships, access to capital and experience of the broader Ares platform.

As fellow stakeholders of ACRE, please rest assured that the management team is dedicated to protecting stakeholder value during this unprecedented time. As you may know, select members of our Board and our executive team have recently purchased shares in ACRE. We will remain in contact to update you on our business through our regulatory filings, earnings press releases and quarterly conference calls.  On behalf of the management team and our Board, we greatly appreciate your support.

Sincerely,

Bryan Donohoe	Tae-Sik Yoon
Chief Executive Officer	Chief Financial Officer

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Note: All data as of March 31, 2020, unless otherwise noted.

1.	ACRE also owns the Westchester Marriott Hotel located in Tarrytown, NY, which is subject to an approximate $28 million non-recourse loan from a third-party lender.

About Ares Commercial Real Estate Corporation
Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in originating and investing in commercial real estate loans and related investments. Through its national direct origination platform, the Company provides a broad offering of flexible and reliable financing solutions for commercial real estate owners and operators. The Company originates senior mortgage loans, as well as subordinate financings, mezzanine debt and preferred equity, with an emphasis on providing value added financing on a variety of properties located in liquid markets across the United States. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management Corporation. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

Forward-Looking Statements
Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which relate to future events or the Company’s future performance or financial condition. These statements are not a guarantee of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the returns on current and future investments, rates of repayments and prepayments on the Company’s mortgage loans, availability of investment opportunities, the Company’s ability to originate additional investments and completion of pending investments, the availability of capital, the availability and cost of financing, imposition of margin calls or valuation adjustment events in connection with such financings, market trends and conditions in the Company’s industry and the general economy, the level of lending and borrowing spreads and interest rates, commercial real estate loan volumes, the impact of COVID-19 and significant market volatility on our business, our borrowers, our industry and the global economy, our ability to pay future dividends at historical levels or at all and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this press release and Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein. Projections and forward-looking statements are based on management’s good faith and reasonable assumptions, including the assumptions described herein.

Investor Relations:
Ares Commercial Real Estate Corporation
Carl Drake or Veronica Mayer
(888)-818-5298
iracre@aresmgmt.com

Media Relations:
Mendel Communications
Bill Mendel
212-397-1030
bill@mendelcommunications.com

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